Exhibit 10.4(b)

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “First Amendment”) is made and entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its real estate account (“Landlord”), and SIENNA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and shall be effective for all purposes as of the date on which Tenant and Landlord execute this First Amendment as set forth on the signature page below (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated as of May 10, 2016 (the “Lease”), pursuant to which Tenant leases from Landlord certain premises containing 7,002 square feet of Rentable Area designated as Suite 140 (herein referred to as the “Existing Premises”) on the first (1st) floor of the building known as Building III of the Westlake North Business Park, located at 30699 Russell Ranch Road, Westlake Village, California 91362 (the “Building”), all as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, expand the “Premises” (as such term is used in the Lease), and to modify certain other terms and provisions of the Lease, all as more particularly provided herein below;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:

1. Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this First Amendment.

2. Expansion of the Premises. Effective on and as of the Expansion Date (hereinafter defined), the “Premises” (as such term is used in the Lease) shall be expanded to include that certain 5,973 square feet of Rentable Area designated as Suite 215 on the second (2nd) floor of the Building, as further depicted on Exhibit A attached hereto and incorporated herein for all purposes (the “Expansion Premises”), for a term that is co-terminous with the Lease Term, which is currently scheduled to expire on February 29, 2020 (the “Current Expiration Date”), upon and subject to all of the terms of the Lease, as amended by this First Amendment. The “Expansion Date” shall mean the date that is two (2) weeks following the earlier of (i) the date that the First Amendment Improvements (hereinafter defined) being performed in the Expansion Premises are Substantially Completed and the Expansion Premises is delivered to Tenant, or (ii) the date the First Amendment Improvements being performed in the Expansion Premises would have been Substantially Completed except for any Tenant Delays. The terms “First Amendment Improvements” and “Substantial Completion” or “Substantially Completed” are defined in the attached Exhibit B Work Letter. “Tenant Delays” consist of those delays defined in Exhibit B.

Landlord estimates that the First Amendment Improvements will be Substantially Completed on or about August 1, 2017; provided, however, should the delivery of the Expansion Premises to Tenant be delayed for any reason whatsoever, the Lease, as herein amended, shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, in the event that the Expansion Date does not occur on or before the Outside Date (hereinafter defined), then Tenant’s sole and exclusive remedy shall be to receive from Landlord a rent credit equal to one (1) day of free Base Rent first becoming due for the Expansion Premises only, for every day that the First Amendment Improvements are not Substantially Completed following the Outside Date. The term “Outside Date” shall mean November 30, 2017; provided, however, the Outside Date shall be postponed (x) one (1) day for each day of Tenant Delay, (y) one (1) day for each day of Force Majeure delay and (z) one (1) day for each day beyond June 9, 2017 that Tenant fails to execute this First Amendment.

Promptly following the Expansion Date, Landlord and Tenant agree to execute a declaration specifying the Expansion Date. Landlord and Tenant hereby acknowledge and agree that, commencing on and as of the Expansion Date and continuing throughout the remainder of the Lease Term, the “Premises” shall consist of both the Existing Premises and Expansion Premises, containing an aggregate of 12,975 square feet of Rentable Area in Suite 215 and Suite 140 in the Building.

3. Pre-Term Access to Expansion Premises. Tenant shall have the right to access the Expansion Premises prior to the Expansion Date, subject to and in accordance with the following terms and conditions:

(a)

Pre-Term Access Period. Subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Expansion Premises and subject to all of the terms and provisions of the Lease (except for the payment of Base Rent and Operating Expenses for the Expansion Premises only), Tenant shall be allowed to access the Expansion Premises for a period of time commencing no earlier than two (2) weeks prior to the date that Landlord estimates the Substantial Completion of the First Amendment Improvements will occur and continuing through the day immediately preceding the Pre-Term Occupancy Commencement Date, as defined below (such period, the “Pre-Term Access Period”), for the sole purpose of installing Tenant’s furniture, fixtures, computer equipment, telephone equipment and other routine network connections in the Expansion Premises, provided that Tenant does not thereby interfere with the completion of Landlord’s construction of the First Amendment Improvements or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project, Building or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, EVEN IF SUCH LOSS, DAMAGE,

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LIABILITY, DEATH, OR PERSONAL INJURY WAS CAUSED SOLELY OR IN PART BY LANDLORD’S NEGLIGENCE, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. Any such occupancy or performance in the Expansion Premises shall be in accordance with the provisions governing Alterations in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Expansion Premises due to such pre-term access shall not make Landlord liable for any damages arising therefrom, except as expressly set forth in Paragraph 2 of this First Amendment.

(b)	Pre-Term Occupancy Period. Commencing on the date that the First Amendment Improvements are Substantially Completed (herein referred to as the “Pre-Term Occupancy Commencement Date”) and continuing through the day immediately preceding the Expansion Date (such period, the “Pre-Term Occupancy Period”), Tenant shall have the right to occupy the Expansion Premises for conducting business operations therefrom. During such Pre-Term Occupancy Period, all the terms of the Lease shall apply to Tenant’s lease and occupancy of the Expansion Premises, except that no Rent shall be due for the Expansion Premises during such period.

4. Base Rent. Tenant shall continue to pay Base Rent as follows:

(a)	Existing Premises. Tenant shall continue to pay Base Rent due for the Existing Premises in accordance with the existing terms and provisions of the Lease applicable thereto, including, without limitation, Item 5 of the Basic Lease Provisions of the Lease.

(b)	Expansion Premises. Additionally, commencing on the Expansion Date and continuing throughout the Lease Term, Tenant shall also pay Base Rent for the Expansion Premises. The Base Rent due for the Expansion Premises for the period commencing on the Expansion Date and continuing through the Current Expiration Date shall be in the following amounts and otherwise paid by Tenant pursuant to the terms of the Lease:

Period	Rate/Rsf/Month (approx.)	Monthly Installment
Expansion Date – 10/31/2017	$2.60	$15,529.80
11/01/2017 – 10/31/2018	$2.68	$15,995.69
11/01/2018 – 10/31/2019	$2.76	$16,475.56
11/01/2019 – 02/29/2020	$2.84	$16,969.83

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Notwithstanding the foregoing, provided that Tenant is not then in default beyond applicable notice and cure periods, the Base Rent attributable to the Expansion Premises only shall be abated for the first three (3) months following the Expansion Date (or, if the Expansion Date occurs on a day other than the first day of a calendar month, then for the first ninety (90) days following the Expansion Date).

5. Additional Rent. Tenant shall continue to pay Additional Rent due under the Lease as follows:

(a)	Existing Premises. Tenant shall continue to pay all Additional Rent (including, without limitation, Tenant’s Proportionate Share of Operating Expenses) due for the Existing Premises in accordance with the existing terms and provisions of the Lease applicable thereto.

(b)	Expansion Premises. Additionally, commencing on the Expansion Date and continuing throughout the Lease Term, Tenant shall also pay all Additional Rent due for the Expansion Premises in accordance with the terms and provisions of the Lease applicable thereto, except that for purposes of calculating Tenant’s Proportionate Share of Operating Expenses attributable to the Expansion Premises only, (i) Tenant’s Proportionate Share for the Expansion Premises only shall be 4.4671% (5,973 rsf/133,711 rsf) with respect to the Building and 3.0264% (5,973 rsf/197,366 rsf) with respect to the Project, (ii) the Base Year for the Expansion Premises only shall be calendar year 2018, and (iii) no Operating Expenses shall be due for the Expansion Premises for the period commencing on the Expansion Date and ending on the day immediately preceding the one (1) year anniversary of the Expansion Date.

6. Condition of the Premises. Notwithstanding anything in the Lease to the contrary, Landlord has heretofore delivered the Existing Premises to Tenant, and Tenant has accepted the Existing Premises pursuant to the terms of the Lease, and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Existing Premises at any time throughout the remainder of the Lease Term, subject to any maintenance or repair obligation of Landlord expressly set forth in the Lease.

Additionally, Landlord shall deliver the Expansion Premises to Tenant, and Tenant hereby agrees to accept the Expansion Premises from Landlord throughout the remainder of the Lease Term in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition (subject to any Landlord’s maintenance or repair obligations expressly set forth in the Lease), and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the

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Expansion Premises at any time throughout the remainder of the Lease Term (subject to any Landlord’s maintenance or repair obligations expressly set forth in the Lease); provided, however, Landlord agrees to provide to Tenant a tenant improvement allowance of up to $107,514.00 (which is equal to $18.00 per square foot of Rentable Area in the Expansion Premises, out of which up to $895.95 shall be available to be applied towards space planning) (the “First Amendment Allowance”) to be applied toward the cost of performing the First Amendment Improvements in the Expansion Premises in accordance with and subject to the terms and conditions set forth in the Work Letter attached hereto as Exhibit B.

Tenant acknowledges and agrees that any other obligations of Landlord originally existing in the Lease to complete any leasehold improvements and/or furnish allowance, including, without limitation, those set forth in Exhibit B attached to the Lease, have been completed and/or satisfied in their entirety; provided, however, that Landlord shall continue to have its existing maintenance and repair obligations as expressly set forth in the Lease.

7. Parking. Tenant shall continue to have its existing parking rights and obligations in accordance with the existing terms and provisions of the Lease applicable thereto, including, without limitation, Item 13 of the Basic Lease Provisions of the Lease. Additionally, commencing on the Expansion Date and continuing throughout the remainder of the Lease Term, Landlord shall make available to Tenant up to twenty-four (24) additional parking spaces, consisting of (i) four (4) reserved parking spaces in the covered parking area located in the Project’s covered parking structure in the location shown on Exhibit E attached hereto (subject to relocation within the covered parking area by Landlord in the event of any repairs, maintenance or other improvements being performed in the parking facility) and (ii) twenty (20) unreserved parking spaces in the surface parking area, all at no additional charge to Tenant through the Current Expiration Date.

8. Letter of Credit. Within ten (10) business days following Tenant’s execution of this First Amendment, Tenant shall deliver to Landlord a replacement Letter of Credit (the “Replacement LOC”) for the benefit of Landlord, in the principal amount of $181,211.20 (the “Replacement LOC Amount”), in the form attached to the Lease as Exhibit F, that conforms with the terms and provisions set forth in Paragraph 2(c) of the Lease, which shall be held by Landlord subject to and in accordance with the terms and conditions set forth in said Paragraph 2(c). Provided that there is no default under the Lease beyond any applicable notice or cure periods, within ten (10) business days of Landlord’s receipt of the Replacement LOC for the Replacement LOC Amount, Landlord shall surrender to Tenant the existing Letter of Credit it currently has on file.

9. Renewal Option. Landlord and Tenant acknowledge and agree that Tenant shall continue to have the right to further extend the Lease Term for the Premises for a period of three (3) years in accordance with and subject to the terms and conditions set forth in Addendum One attached to the Lease, except that Tenant may elect to exercise such renewal option for (i) the Existing Premises only, (ii) the Expansion Premises only or (iii) both the Existing Premises and the Expansion Premises.

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10. Right of First Refusal. Tenant is hereby granted a right of first refusal in accordance with and subject to the terms and conditions set forth in Exhibit C attached hereto and incorporated herein for all purposes.

11. No Preferential Rights or Options. Except for the renewal option described in Paragraph 9 of this First Amendment and the right of first refusal set forth in Paragraph 10 of this First Amendment and Exhibit C attached hereto, notwithstanding anything contained in the Lease or this First Amendment to the contrary, Landlord and Tenant stipulate and agree that Tenant has no preferential rights or options under the Lease, as herein amended, such as any rights of renewal, expansion, reduction, refusal, offer, purchase, termination, relocation or any other such preferential rights or options, such rights originally set forth in the Lease, being hereby null and void in their entirety and of no further force or effect.

12. Furniture in the Expansion Premises. Tenant, in Tenant’s sole discretion and at no additional cost to Tenant, shall have the right and be entitled to use the office furniture existing in the Expansion Premises as of the Effective Date of this First Amendment, as further described on Exhibit D attached hereto (all such existing furniture being collectively referred to herein as the “Expansion Premises Furniture”). No later than thirty (30) days after the Effective Date of this First Amendment, Tenant shall notify Landlord in writing whether Tenant has elected to use any or all of the Expansion Premises Furniture or require Landlord, at Landlord’s sole cost and expense, to remove the Expansion Premises Furniture or portions thereof prior to the Expansion Date. The Expansion Premises Furniture shall be delivered with the Expansion Premises in its AS-IS, WHERE-IS and WITH ALL FAULTS condition, and Landlord hereby disclaims any and all warranties with respect to such Expansion Premises Furniture, whether express or implied (including, without limitation, any warranty of merchantability or fitness for a particular purpose). Furthermore, Tenant hereby understands and agrees that throughout the Lease Term, Tenant shall, at Tenant’s sole cost and expense, maintain, repair and keep such Expansion Premises Furniture in good working order, normal wear and tear excepted and Landlord shall have no obligation whatsoever to maintain, repair or replace any of such Expansion Premises Furniture, or to insure any of such Expansion Premises Furniture, and any loss or damage to such Expansion Premises Furniture shall be at Tenant’s sole risk and Tenant hereby releases Landlord from any obligation with respect thereto. Such Expansion Premises Furniture is and shall remain the property of Landlord and Tenant shall not remove or otherwise discard, modify and/or add to such Expansion Premises Furniture without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Tenant shall have the right to move or reconfigure such Expansion Premises Furniture within the Expansion Premises throughout the Lease Term. Upon the expiration or earlier termination of the Lease, Tenant shall surrender such Expansion Premises Furniture in the Expansion Premises in a safe, clean and neat condition, normal wear and tear excepted.

13. Tenant’s Signage. Upon the Expansion Date, Landlord agrees to provide and install Directory Board Listing and Interior Suite Signage (as such terms are defined in Paragraph 19(gg) of the Lease) for the Expansion Premises, at Landlord’s cost, and Tenant shall be responsible for the cost of all replacements or repairs thereto. Such Directory Board Listing and Interior Suite Signage for the Expansion Premises shall be subject to the terms and conditions governing the Directory Board Listing and Interior Suite Signage for the Existing Premises set forth in said Paragraph 19(gg).

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14. Access Cards. Upon Tenant’s written request therefor, Landlord agrees to provide twenty-four (24) additional card-keys to Tenant in connection with the Expansion Premises, at no cost to Tenant. Tenant shall have the right to purchase from Landlord additional card-keys, at the cost that Landlord paid for same (with no mark-up).

15. CASp. As of the date of this First Amendment, neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp). A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy Tenant, if requested by Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. Except as otherwise expressly agreed upon in writing by Landlord and Tenant, Landlord and Tenant shall have no obligation for the payment of the CASp fee or the cost of making repairs pursuant thereto (and any such cost allocation shall be pursuant to such written agreement), nor shall Landlord have any liability to Tenant arising out of or related to the fact that neither the Premises nor the Building has been inspected by a CASp, and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord or the Building as a result of or in connection therewith.

16. Energy Disclosure. Tenant, at no additional cost or charge to Tenant, shall reasonably cooperate with Landlord in furnishing any information that may be required in connection with Landlord’s obligations to furnish energy disclosures as may be required under applicable law, including, without limitation, providing any information that may be required in order to enroll in the US Environmental Protection Agency’s Energy Star Portfolio Manager.

17. Brokers. Tenant warrants that it has had no dealings with any broker or agent other than IDS Real Estate Group and Jones Lang LaSalle, both representing Landlord, and Cresa Los Angeles, representing Tenant (collectively, the “Brokers”), in connection with the negotiation or execution of this First Amendment. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent claiming the same by, through or under Tenant, other than the Brokers, with respect to this First Amendment. Landlord agrees to indemnify Tenant and hold Tenant harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent claiming the same by, through or under Landlord with respect to this First Amendment. Landlord agrees to pay the Brokers a brokerage commission pursuant to a separate written agreement.

18. Miscellaneous. With the exception of those terms and conditions modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall supersede and control.

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19. Counterparts/Facsimile Signatures. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange telefaxed or e-mailed counterparts of the signature pages and such counterparts shall serve as originals.

[SIGNATURE PAGE TO FOLLOW]

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SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE

BY AND BETWEEN

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, AS LANDLORD,

AND SIENNA BIOPHARMACEUTICALS, INC., AS TENANT

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed as of the dates set forth below, to be effective for all purposes, however, as of the Effective Date set forth herein.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its real estate account

By:	/s/ Erik Sobek
Name:	Erik Sobek
Title:	Senior Director

Date:	6/13, 2017

TENANT:

SIENNA BIOPHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Frederick C. Beddingfield
Name:	Frederick C. Beddingfield III, MD, PhD
Title:	President and CEO

Date:	6/6, 2017

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EXHIBIT A

EXPANSION PREMISES

A-1

EXHIBIT B

WORK LETTER

THIS WORK LETTER is attached as Exhibit B to the First Amendment between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as Landlord, and SIENNA BIOPHARMACEUTICALS, INC., as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

a) First Amendment Improvements. Landlord, at Tenant’s sole cost and expense (subject to the First Amendment Allowance and as expressly set forth in this Work Letter), agrees to furnish or perform those items of construction and those improvements in the Expansion Premises (the “First Amendment Improvements”) specified in the Final Plans to be agreed to by Landlord and Tenant as set forth in Paragraph (b) below; provided, however, Landlord shall pay for the cost of such First Amendment Improvements up to the extent of the First Amendment Allowance as set forth in Paragraph (e) below. Landlord and Tenant agree that the First Amendment Improvements will include the improvements set forth on Exhibit B-1 attached hereto. Upon the expiration or earlier termination of the Lease, Tenant shall not be obligated to remove from the Expansion Premises either (i) the First Amendment Improvements or (ii) any improvements that are currently in the Expansion Premises as of the Effective Date of this First Amendment.

b) Space Planner. Landlord has retained or shall retain a space planner or architect (the “Space Planner”) to prepare certain plans, drawings and specifications (the “Temporary Plans”) for the construction of the First Amendment Improvements to be installed in the Expansion Premises by a general contractor selected pursuant to this Work Letter. Landlord and Tenant hereby agree that the Space Planner shall be View Design Studio (“View Design”); provided that, in the event that View Design is not available to prepare the plans and drawings for the First Amendment Improvements as contemplated herein, or View Design’s schedule does not permit View Design to do so in a timely fashion, then Landlord may designate another architect or space planner as the Space Planner. Tenant shall deliver to Space Planner within ten (10) days after the execution of this First Amendment, all necessary information required by the Space Planner to complete the Temporary Plans, which shall be prepared based on the space plan approved by Landlord and Tenant and attached hereto as Exhibit B-2. Tenant shall have five (5) business days after its receipt of the proposed Temporary Plans to review the same and notify Landlord in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. If Tenant fails to give written comments to or approve the Temporary Plans within three (3) days following Landlord’s written notice to Tenant of the expiration of such five (5) business day period, then Tenant shall be deemed to have approved the Temporary Plans as submitted. Landlord shall have five (5) business days following its receipt of Tenant’s comments and objections to cause the Space Planner to redraw the proposed Temporary Plans in compliance with Tenant’s request and to resubmit the same for Tenant’s final review and approval or comment within five (5) business days of Tenant’s receipt of such revised plans. Such process shall be repeated up to three (3) times and if at such time final approval by Tenant of the proposed Temporary Plans has not been obtained, then Landlord shall complete such Temporary Plans, at Tenant’s sole cost and expense, and it shall be deemed that Tenant has approved the Temporary Plans. Once Tenant has approved or has been deemed to have approved the Temporary Plans, then the approved (or deemed approved) Temporary Plans shall be thereafter known as the “Final Plans”. The Final Plans shall include the complete and final layout, plans and specifications for the Expansion Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Expansion Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Expansion Premises. The improvements shown in the Final Plans shall (i) utilize materials and methods of construction that are building standard or a higher quality (as mutually agreed to by Landlord and Tenant) or materials similar in quality to those found in the Existing Premises and/or Expansion Premises, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Expansion Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

c) Bids. As soon as practicable following the approval of the Final Plans, Landlord shall (i) obtain three (3) written non-binding itemized bids of the costs of all First Amendment Improvements shown in the Final Plans as prepared by the following three (3) general contractors which have been selected by Landlord and Tenant: EMA Builders, Global Building Corp, Stanhope Co., and (ii) if required by applicable law, codes or ordinances, submit the Final Plans to the appropriate governmental agency for the issuance of a building permit or other required governmental approvals prerequisite to commencement of construction of such First Amendment Improvements (“Permits”). Tenant acknowledges that any cost estimates are prepared by the general contractors and Landlord shall not be liable to Tenant for any inaccuracy in any such estimate. Within seven (7) business days after receipt of the written non-binding cost estimates prepared by the general contractors, Tenant shall either (A) give its written approval to the lowest general contractor bid or other bid and authorization to proceed with construction or (B) immediately request the Space Planner to modify or revise the Plans in any manner desired by Tenant to decrease the cost of the First Amendment Improvements. If Tenant is silent during such seven (7) business day period, then Tenant shall be deemed to have approved such lowest general contractor bid. If the Final Plans are revised pursuant to Clause (B) above, then Landlord shall request that the general contractors provide revised cost estimates to Tenant based upon the revisions to the Final Plans. Such modifications and revisions shall be subject to Landlord’s reasonable approval and shall be in accordance with the standards set forth in Paragraph (b) of this Work Letter. Notwithstanding the foregoing, within fifteen (15) business days after receipt of the general contractors’ original written cost estimates, Tenant shall give its final approval of the Final Plans and approval of a final bid (the “Final Approved Bid”) to Landlord which shall constitute authorization to commence the construction of the First Amendment Improvements in accordance with the Final Plans, as modified or revised and approved by Landlord and Tenant in accordance with the terms of this Work Letter. Tenant shall signify its final approval by signing a copy of each sheet or page of the Final Plans and delivering such signed copy to Landlord.

d) Construction. Landlord shall commence construction of the First Amendment Improvements within ten (10) days following the later of (i) the approval of the Final Plans, or (ii) Landlord’s receipt of any necessary Permits. Landlord shall diligently pursue completion of construction of the First Amendment Improvements and use its commercially reasonable efforts to complete construction of the First Amendment Improvements as soon as reasonably practicable. Subject to Paragraph (h) below, notwithstanding anything in this First Amendment or this Work Letter to the contrary, the First Amendment Allowance, as specified in Paragraph 6 of this First Amendment, shall be used only for the construction of the First Amendment Improvements, and if construction of the First Amendment Improvements is not completed due to any Tenant Delay within twelve (12) months following the Effective Date of this First Amendment (the “Construction Termination Date”), then Landlord’s obligation to provide the First Amendment Allowance shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said First Amendment Allowance.

Landlord shall construct the First Amendment Improvements (1) in compliance with all applicable laws, including ADA and Building codes, and (2) in a good workmanlike manner. The Expansion Premises shall be delivered to Tenant (a) in broom clean condition, and (b) with all the Building systems servicing the Expansion Premises in good working order.

e) First Amendment Allowance. Subject to the terms and provisions of this Work Letter, Landlord shall pay the cost of the First Amendment Improvements (the “Work”) up to the amount of the First Amendment Allowance. If the amount of the lowest qualified bid to perform the Work exceeds the First Amendment Allowance, Tenant shall bear the cost of such excess and shall pay the estimated cost of such excess to Landlord prior to commencement of construction of such First Amendment Improvements (the “Tenant’s Excess Payment”) and a final adjusting payment based upon the actual costs of the First Amendment Improvements shall be made when the First Amendment Improvements are completed. If there is such an overage, then Landlord will pay the contractors from the First Amendment Allowance and the Tenant’s Excess Payment on a pro-rata basis, i.e., based on a ratio of the First Amendment Allowance to the Tenant’s Excess Payment; for illustration purposes only, if the Landlord’s allowance contribution is $15,000 and the Tenant’s Excess Payment is $5,000, and a payment of $1,000 is due to the contractors, then such $1,000 payment shall be payable out of the Landlord’s allowance contribution and the Tenant’s Excess Payment on a 3:1 ratio, such that $750 shall be paid from the Landlord’s allowance contribution and $250 shall be paid from the Tenant’s Excess Payment. If the cost of the Work is less than such amount, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Work and the First Amendment Allowance, except as expressly set forth in Paragraph (h) below. All remaining amounts due to Landlord shall be paid within ten (10) days following the earlier of (i) Substantial Completion of the First Amendment Improvements or (ii) presentation of a written statement of the sums due hereunder, which statement may be an estimate of the cost of any component of the Work. The cost of the permits, working drawings, hard construction costs, mechanical and electrical planning, fees, permits, general contract overhead, and a coordination fee payable to Landlord equal to two percent (2%) of the actual costs of construction and such costs or permits, fees, planning and contractor overhead shall be payable out of the First Amendment Allowance and shall be included in the cost of the Work. The cost of the Work shall not include any other fees payable to Landlord. Tenant or the general contractor shall not be charged for utilities and parking in connection with the construction of the First Amendment Improvements. Landlord shall engage the Space Planner, the general contractor and all other consultants (such as an engineer) or vendors reasonably necessary for the completion of the First Amendment Improvements pursuant to the terms of this Work Letter.

f) Change Order. If Tenant shall desire any changes to the Final Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the First Amendment Improvements which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order (payable out of the First Amendment Allowance to the extent any remains available). If Landlord approves Tenant’s requested change, addition, or alteration, the Space Planner, at Tenant’s sole cost and expense (payable out of the First Amendment Allowance to the extent any remains available), shall complete all working drawings necessary to show the change, addition or alteration being requested by Tenant.

g) Substantial Completion. “Substantial Completion” (or any grammatical variant thereof) of construction of the First Amendment Improvements shall be defined as the date upon which the Space Planner or other consultant engaged by Landlord reasonably determines that the First Amendment Improvements have been substantially completed in accordance with the Final Plans except for Punch List items (defined below), unless the completion of such improvements was delayed due to any Tenant Delay (defined below), in which case the date of Substantial Completion shall be the date such improvements would have been completed, but for the Tenant Delays. The term “Punch List” items shall mean items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant’s access or use of the Expansion Premises. After the completion of the First Amendment Improvements, Tenant shall, within ten (10) days following written demand by Landlord, execute and deliver to Landlord a letter of acceptance of the First Amendment Improvements performed on the Expansion Premises (including the notification to Landlord of any Punch List items which shall be promptly corrected by Landlord). The term “Tenant Delay” shall include, without limitation, any delay in the completion of construction of the First Amendment Improvements resulting from (i) Tenant’s failure to comply with the provisions of this Work Letter, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing items or materials or other components of the construction of the First Amendment Improvements which have been requested by Tenant and are above building standard, (iii) delay in work caused by submission by Tenant of a request for any change order following Tenant’s approval of the Final Plans, or for the implementation of any change order, or (iv) any delay by Tenant in timely submitting comments or approvals to the Temporary Plans or Final Plans within the time periods set forth in this Work Letter. The failure of Tenant to take possession of or to occupy the Expansion Premises following Substantial Completion and the delivery of the Expansion Premises to Tenant shall not serve to relieve Tenant of obligations arising on the Expansion Date or delay the payment of Rent by Tenant.

h) Excess Allowance. Notwithstanding anything herein to the contrary, if the total cost of the Work is less than the total amount of the First Amendment Allowance (the difference between the cost of the Work and the cost of the First Amendment Allowance being referred to herein as the “Excess Allowance”), then Landlord agrees that, upon Tenant’s written request and subject to the further terms of this Paragraph (h), Tenant shall have the right to have up to (but not to exceed) $17,919.00 (which is $3.00 per square foot of Rentable Area in the Expansion Premises) out of such Excess Allowance either (i) disbursed to Tenant as a reimbursement of the actual out-of-pocket expenses paid by Tenant to third parties in connection with Tenant’s move to the Expansion Premises, including space planning and design, built-in and movable furniture, and the installation of Tenant’s signage, security system and wiring and cabling in the Expansion

Premises (the “Moving Reimbursement”), and/or (ii) credited towards the monthly installment(s) of Base Rent first becoming due for the Expansion Premises under this First Amendment (the “Rent Credit”), until such time as the total amount of the Excess Allowance available to Tenant for such reimbursement or credit has been exhausted; provided, however, in no event shall (x) the total amount advanced by Landlord to Tenant for the Moving Reimbursement and/or Rent Credit, exceed the lesser of the amount of the Excess Allowance or $17,919.00, and (y) the amount advanced by Landlord for the cost of the Work, the Moving Reimbursement and/or the Rent Credit exceed the amount of the First Amendment Allowance. In the event Tenant desires any such credit and/or reimbursement, Tenant shall notify Landlord of the amounts that Tenant wants credited and/or reimbursed (and, if reimbursed, Tenant shall include actual copies of paid invoices reflecting amounts Tenant desires to have reimbursed) on or before the Construction Termination Date, and, notwithstanding anything herein to the contrary, if Tenant fails to so notify Landlord in writing of such amounts Tenant desires to have credited and/or reimbursed within said period, Tenant shall not be entitled to any such credit and/or reimbursement and all such Excess Allowance shall belong to Landlord and Tenant shall have no rights thereto.

i) Additional Costs. Landlord, in addition to and separate from the First Amendment Allowance and in connection with the construction of the First Amendment Improvements, shall be responsible for any costs associated with (i) the removal or encapsulation of any pre-existing Hazardous Materials (as defined in the Lease) in the Expansion Premises that are required to be remediated by law and (ii) the removal, relocation and/or encapsulation of other tenants’ active equipment, infrastructure and/or cabling above the ceiling in the Expansion Premises to the extent required by the construction of the First Amendment Improvements. Additionally, to the extent the restrooms in the Common Areas of the Building and the portions of the Common Areas constituting pathways of travel to the Expansion Premises (collectively, the “ADA Compliance Areas”) are not currently in compliance with the Americans With Disabilities Act of 1990 (the “ADA”), then Landlord shall perform such code compliance work required to the ADA Compliance Areas in order to comply with the ADA (the “ADA Work”), and the costs of such ADA Work shall be passed through as Operating Costs in accordance with Paragraph 3(d)(ii) of the Lease. Tenant shall cause its contractors to reasonably cooperate with Landlord’s contractors in connection with such ADA Work. Notwithstanding the foregoing, to the extent any such ADA Work is required due to Tenant’s specific or unique or non-office use or otherwise due to Tenant’s intended density which is greater than the density allowed by applicable laws or codes, then Tenant shall be solely responsible for any such ADA Work required by such specific or unique or non-office use or above-standard density. Other than as expressly set forth in this Paragraph (i), Tenant is responsible for the cost of all other code compliance work required as a result of the First Amendment Improvements. Following the completion of such ADA Work (if any), Landlord shall have no further responsibility to perform any code compliance work in the ADA Compliance Areas or otherwise except as expressly set forth in the Lease. Furthermore, Landlord agrees that if Tenant notifies Landlord in writing within one (1) year following the Substantial Completion of the First Amendment Improvements (the “One Year Period”) of any latent defects in the First Amendment Improvements in the Expansion Premises discovered by Tenant (and not caused by Tenant, its employees, agents, contractors or business invitees), which materially affect the use, occupancy or aesthetic appearance of the Expansion Premises (“Material Latent Defects”), then Landlord, at its sole expense, shall repair such Material Latent Defects within thirty (30) days after receipt of such notice from Tenant, provided that if more than thirty (30) days is needed to adequately repair such Material Latent Defect, then as long as Landlord diligently proceeds with such repairs, Landlord shall have such additional time as is necessary to complete such repairs. Tenant covenants to Landlord that it shall notify Landlord promptly of Tenant’s or its agents, representatives or contractor’s discovery of any Material Latent Defects in the First Amendment Improvements, and hereby agrees that it will waive any claims for damages against Landlord due to such Material Latent Defects if Tenant does not timely and within the One Year Period notify Landlord of the same, subject to Landlord’s maintenance and repair obligations expressly set forth in the Lease.

EXHIBIT B-1

LIST OF IMPROVEMENTS

The First Amendment Improvements shall include the following improvements in accordance with the Space Plan (Exhibit B-2):

1.	New Armstrong VCT in Copy Room and Coffee Room.

2.	Existing carpet to remain. Steam clean as needed.

3.	New building standard paint throughout with up to two (2) accent walls (colors to be selected by Tenant).

4.	Existing ceiling grid to be in good condition – repair as needed.

5.	Window blinds to be in good working order – repair or replace as needed.

6.	Repair existing cabinets so that the doors all work/hang properly in existing Coffee Room. Replace the existing sink and faucet with new and ensure the dishwasher is in good working order.

7.	New upper and lower plastic laminate cabinetry in Copy Room

8.	Add glass sidelights to existing offices.

9.	Add glass film to existing sidelights.

B-1 – 1

EXHIBIT B-2

APPROVED SPACE PLAN

B-2 – 1

EXHIBIT C

RIGHT OF FIRST REFUSAL

(a) “Offered Space” shall mean 3,312 square feet of Rentable Area designated as Suite 210 on the second (2nd) floor of the Building, as shown on Exhibit C-1 attached hereto.

(b) Provided that as of the date of the giving of the Offer Notice (as defined below), (x) Tenant is the Tenant originally named herein or a Successor that is an assignee pursuant to a Permitted Transfer, (y) Tenant or a Successor actually occupies at least 12,975 square feet of Rentable Area in the Building, and (z) no event of default or event beyond applicable notice and cure periods has occurred and is continuing, if at any time during the Lease Term any portion of the Offered Space is vacant and unencumbered by any rights of any third party, and if Landlord intends to enter into a lease (the “Proposed Lease”) for all or a portion of the Offered Space with anyone (a “Proposed Tenant”) other than the tenant then occupying such space (or its affiliates, subtenants or assignees), then Landlord shall first offer to Tenant the right to lease such Offered Space upon all the terms and conditions of the Proposed Lease for the Offered Space. Notwithstanding anything to the contrary in the Lease, the right of first refusal granted to Tenant under this Exhibit C shall be subject and subordinate to (i) the superior or prior rights of all tenants at the Project under existing leases, and (ii) the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates, subtenants or assignees), whether pursuant to a renewal or extension option in such lease or otherwise.

(c) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “Offer Notice”) which offer shall designate the space being offered and shall specify the terms for such Offered Space which shall be the same as those set forth in the Proposed Lease. Tenant agrees that the Offer Notice may be sent by Landlord concurrently with Landlord’s delivery of any notice that Landlord is obligated to send to any tenants with superior rights to the Offered Space pursuant to the terms of the applicable existing leases. Tenant may accept the offer set forth in the Offer Notice only by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within seven (7) business days after delivery by Landlord of the Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit C with respect to the Offered Space designated in the Offer Notice, or if Tenant timely accepts such offer and fails to execute the ROFR Amendment (defined below) within thirty (30) days after the delivery of the Offer Notice, then Landlord shall be under no further obligation with respect to such space by reason of this Exhibit C, except as expressly set forth in Paragraph (e) below. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have agreed upon the material economic terms for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received a description of such material economic terms in the Offer Notice.

C-1

(d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(e) If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Exhibit C, and Landlord shall be free to lease the Offered Space to the Proposed Tenant including on terms which may be less favorable to Landlord than those set forth in the Proposed Lease; provided, however, (i) if Landlord has not entered into a lease for all or any portion of such Offered Space with a third party within one hundred twenty (120) days following the delivery by Landlord to Tenant of the Offer Notice, or (ii) if the terms of the Proposed Lease become materially less favorable to Landlord than those set forth in the Offer Notice (it being understood and agreed that “materially less favorable” shall mean that the net present value of the material economic terms of the modified transaction is at least ten percent (10%) less than the net present value of the material economic terms set forth in the Offer Notice), then, so long as Landlord is not engaged in actual lease negotiations with a third party to lease all or a portion of such Offered Space, the right of first refusal granted to Tenant in this Exhibit C shall once again be invoked. Notwithstanding the foregoing, Tenant’s right of first refusal under this Exhibit C becomes null and void once Landlord enters into a lease agreement for the Offered Space with a Proposed Tenant after having offered the Offered Space to Tenant as required herein.

(f) In the event that Tenant exercises its rights to any Offered Space pursuant to this Exhibit C, then Landlord shall prepare, and Tenant shall execute, an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto, and includes all the terms and conditions set forth in the Offer Notice, and which otherwise is pursuant to the terms of the Lease (the “ROFR Amendment”).

C-2

EXHIBIT C-1

OFFERED SPACE

C-1 – 1

EXHIBIT D

EXPANSION PREMISES FURNITURE

Suite 215 furniture inventory		Qty.
6-2-2017

Private office

Custom laminate top desks		10
Furniture wall cabinets above desks		22

File cabinets	drawers	Qty.
Metal file cabinets –lateral	2	1
Metal file cabinets –lateral	3	3
( the 3 drawer cabinets have a laminate counter top )

Work Stations

Approximate station size is 6’ X 6’ foot		25

Desk Chairs		18

Misc:

Metal 2 door cabinet 30 inches tall 36 inches wide ( these Cabinets are covered with a laminate counter top .)		6

receptionist station		1

Desk parts in office 217 are for office 216 ( if this was put back together it would make the private office desk count 11 )		1

D-1

EXHIBIT E

RESERVED PARKING LOCATIONS

E-1